Company Contact: Tom Rosato Chief Executive Officer Fortress International Group Phone: 410.312.9988 x 222	Investor Relations: John McNamara Cameron Associates (212) 245-8800 Ext. 205 john@cameronassoc.com

FOR IMMEDIATE RELEASE:

Total Site Solutions Books over $15 Million of
New Business during the 2007 First Quarter

Backlog Rises 23% to $24.6 Million

COLUMBIA, MD - May 2, 2007 - Total Site Solutions (TSS), a Fortress International Group Company (OTCBB: FAAC), which provides comprehensive services for the planning, design and development of mission critical facilities today announced multiple new project awards totaling more than $15 million for the first quarter of 2007. This represents a 101% increase over new business wins obtained during the first quarter of 2006, and a 16% sequential increase over the $13.1 million reported in the previous quarter. These projects reflect new activity from each service capacity at TSS and include:

•	$2.2 million for Technology Consulting
•	$8.8 million for Construction Management
•	$4.2 million for Facilities Management

Speaking of the new business, Tom Rosato, Chairman of TSS said, “This business is notable in that it illustrates Total Site Solutions’ ongoing efforts to transition from mostly government business with significant customer concentration and a regional focus, to a focus on the commercial sector with a national scope and diverse customer base. The wins represent a continuing validation of our go-to-market strategy which focuses on helping clients though every step of the process, from initial program consulting work, through project execution, commissioning, and facility services. Our success in executing this strategy is evident in three important comparisons: the 101% year over year increase in new projects; by the acceleration of wins as seen by the quarter to quarter comparisons and by the 23% increase in our backlog to approximately $24.6 million from the $20 million we reported at the end of 2006. As we continue to demonstrate our value-added proposition to existing clients, the inevitable result is that they reward us with additional business. This is the core of our business model.”

A representative list of the client’s names from the first quarter includes: George Washington University, Georgetown University, Comcast, Friedman Billings Ramsey, WebAir Internet Development, ITT Corp., Canton Group, IDC, Criticon LLC, Invitrogen, Potomac Electric Power, The Nature Conservancy, Wellspan, MGC Capital, DOT Frederich, ESP, UPS and Ullico.

Jerry Gallagher, CEO of TSS added, “In today’s environment, many organizations depend on critical processes and systems in order to stay in business. These critical processes and systems need to be housed in mission critical facilities and staffed with mission critical facilities management experts. The TSS team has been delivering end-to-end solutions to these needs for more than 25 years, and our strategic decision to focus on growing the private sector of our business is proving to be a very successful move. The organizations mentioned in this announcement represent highly respected names across corporate America, academia and charitable organizations. The diversity of these organizations highlights our continued development and expansion into the mission-critical industry, and particularly the private sector and facility management market. Total Site Solutions is excited and privileged to be working with such well respected names.”

ABOUT TOTAL SITE SOLUTIONS

Total Site Solutions (TSS) plans, designs, builds and maintains specialized facilities such as data centers, trading floors, call centers, network operation centers, communication facilities, laboratories and secure facilities. For more than a quarter-century, the TSS team has pioneered building robust and scalable infrastructure into mission-critical facilities. The firm offers unsurpassed expertise in the infrastructure systems (electrical, mechanical, telecommunications, security, fire protection and building automation) that are the critical facility's lifeblood. TSS’s comprehensive portfolio of services and multi-disciplinary expertise provide customers a highly respected single source for critical services that bridge the gap between IT and facilities.

Headquartered in the Baltimore-Washington corridor, TSS provides complete turnkey facility services from the initial planning stages, to construction, to ongoing maintenance of the completed project. Its clients include the world's most demanding mission-critical organizations, including Fortune 500 firms and US government agencies.

For more information, visit www.totalsiteteam.com or call 888-321-4TSS (4877).

FORWARD-LOOKING STATEMENTS

This document may contain “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Fortress, particular uncertainties that could adversely or positively affect the Company’s future results include: the Company’s reliance on a significant portion of its revenues from a limited number of customers; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; risks related to the implementation of the Company’s strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. The Company does not undertake to update its forward-looking statements.

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